Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Increases Quarterly Cash Distribution

by 19 Percent Compared to Prior Year Quarter

DENVER—July 24, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.63 per common unit for the second quarter of 2008, for an implied annual rate of $2.52 per common unit.  The second quarter 2008 distribution represents an increase of $0.03 per common unit compared to the first quarter 2008 distribution and an increase of $0.10 per common unit, or 19 percent, compared to the second quarter 2007 distribution.

The second quarter 2008 distribution is payable August 15, 2008, to unitholders of record on August 4, 2008.  The ex-dividend date is July 31, 2008.

“The second quarter distribution increase reflects continued strong performance of our assets, a solid underlying capital structure, and confidence in our long term growth opportunities,” commented Frank Semple, President and Chief Executive Officer.  “As a result of the merger with MarkWest Hydrocarbon in early 2008, all of our distributable cash flow is available for distribution to our unitholders and the elimination of a standalone parent company provides complete transparency to our balance sheet and our operations.  We are very excited about our 2008 performance and future growth opportunities, and we look forward to our second quarter earnings call.  During that call we will provide increased guidance for full year 2008 distributable cash flow, an expanded growth capital plan, and a continued strong coverage ratio.”

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MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K, as amended,  for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.